Exhibit 99.1

Holly Corporation to Acquire
Remaining Interest in NK Asphalt Partners

DALLAS, TX, February 3, 2005 – Holly Corporation, Inc. (NYSE-HOC) today announced that a subsidiary has signed a definitive agreement to purchase the interest owned by a subsidiary of Koch Materials Company in NK Asphalt Partners for about $17 million plus approximately $5 million of working capital. NK Asphalt Partners markets asphalt products in New Mexico and Arizona. The purchase will increase Holly’s ownership interest in NK Asphalt Partners from 49 percent to 100 percent. The transaction is expected to close by the end of February 2005.

“We have valued our relationship with Koch since inception of the partnership, and we look forward to continuing to serve the asphalt needs of our customers in New Mexico and Arizona,” said Holly’s President, Matt Clifton.

Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and an 8,000 bpd refinery in Great Falls, Montana. Holly also owns a majority interest (including the general partner interest) in Holly Energy Partners, L.P., which through subsidiaries owns or leases approximately 1,000 miles of refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made, other than as required by law, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
    Chief Financial Officer
M. Neale Hickerson, Vice President,
    Treasury and Investor Relations
Holly Corporation
214/871-3555